Exhibit 99.2

VENICE BRANDS ACQUISITION CORP. I

COMPENSATION COMMITTEE CHARTER

Effective ____________, 2021

I.	PURPOSES

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Venice Brands Acquisition Corp. I (the “Company”) to: (A) assist the Board in overseeing the Company’s employee compensation policies and practices, including (i) determining and approving the compensation of the Company’s Chief Executive Officer (“CEO”) and the Company’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (B) produce the annual report of the Committee required by the rules of the U.S. Securities and Exchange Commission (the “SEC”).

II.	COMMITTEE MEMBERSHIP

A.	Composition

The Committee shall consist of at least three members of the Board. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director or until his or her earlier resignation or removal from the Committee. Any member may be removed from the Committee by the Board, with or without cause, at any time. Any vacancy on the Committee shall be filled by a majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

B.	Chair

The Chair of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board, shall preside at meetings of the Committee and shall have authority to convene meetings, set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by the Board or the Committee; provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson. In the absence of the Chair at a duly convened meeting, the Committee shall select a temporary substitute from among its members to serve as chair of the meeting.

C.	Independence

Each member of the Committee shall be an “independent” director who meets the New York Stock Exchange (“NYSE”) standards of “independence” for directors and compensation committee members, as determined by the Board, subject to any exceptions or cure periods that are applicable pursuant to the foregoing requirements and the phase-in schedules permitted under the rules of NYSE under which the Committee is required to have only one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing. Additionally, members of the Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III.	AUTHORITY

In discharging its role, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company, and, subject to the direction of the Board, the Committee is authorized and delegated the authority to act on behalf of the Board with respect to any matter necessary or appropriate to the accomplishment of its purposes.

The Committee shall have the authority, in its sole discretion, to retain or obtain advice from, oversee and terminate any compensation consultant, outside counsel and other adviser to the Committee as it determines appropriate to assist it in the full performance of its functions, including any compensation consultant used to assist in the evaluation of director, CEO or executive compensation. The Committee shall be directly responsible for the appointment, compensation and oversight of any work of such adviser retained by the Committee, and the Company will provide appropriate funding (as determined by the Committee) for the payment of reasonable compensation to any such adviser. The Committee will assess the independence of consultants, outside counsel and other advisers (whether retained by the Committee or management) that provide advice to the Committee, prior to selecting or receiving advice from them in accordance with NYSE listing standards.

IV.	COMMITTEE MEETINGS

The Committee shall meet as often as necessary to carry out its responsibilities, which, following the Company’s initial business combination, shall be at least quarterly and at such times and places as the Committee or its chairperson determines. The Committee shall establish its own schedule of meetings. The Committee may also act by unanimous written consent of its members.

Notice of meetings shall be given to all Committee members or may be waived, in the same manner as required for meetings of the Board. A majority of the members of the Committee shall constitute a quorum for a meeting and the affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee. The Committee shall otherwise establish its own rules of procedure.

V.	DELEGATION

The Committee, by resolution approved by a majority of the Committee, may form and delegate any of its responsibilities to one or more subcommittees, consisting of not less than two members of the Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and NYSE.

In addition, the Committee may, by resolution approved by a majority of the Committee, delegate to management the administration of the Company’s incentive compensation and equity-based compensation plans, to the extent permitted by law and as may be permitted by such plans and subject to such rules, policies and guidelines (including limits on the aggregate awards that may be made pursuant to such delegation) as the Committee shall approve; provided that, consistent with Section VI below, the Committee shall determine and approve the awards made under such plan to any executive officer and any other member of senior management as the Committee shall designate and shall at least annually review the awards made to such other members of senior management as the Committee shall designate.

VI.	KEY RESPONSIBILITIES

The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes in such manner as the Committee determines is appropriate:

(a)	establish and review the objectives of the Company’s management compensation programs and its basic compensation policies;

(b)	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

(c)	review and approve, subject to such further action of the Board as the Board shall determine, any employment, compensation, benefit or severance agreement with any executive officer;

(d)

evaluate at least annually the performance of the CEO and other executive officers against corporate goals and objectives including the annual performance objectives and, based on this evaluation, determine and approve, subject to such further action of the independent members of the Board as such independent members shall determine, the compensation (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of the Company and any material perquisites) for the executive officers based on this evaluation;

(e)

determine and approve the compensation level (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of the Company and any material perquisites) for other members of senior management of the Company as the Committee or the Board may from time to time determine to be appropriate;

(f)

review at least annually the compensation of other employees as the Committee determines to be appropriate (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of the Company and any material perquisites);

(g)

review on a periodic basis the Company’s management compensation programs, including any management incentive compensation plans as well as plans and policies pertaining to perquisites, to determine whether they are appropriate, properly coordinated and establish appropriate incentives for management, and recommend to the Board any appropriate modifications or new plans, programs or policies;

(h)	review, approve and recommend to the Board the adoption of any equity-based compensation plan for employees of or consultants to the Company and any modification of any such plan;

(i)

administer the Company’s equity-based compensation plans for employees of and consultants to the Company as provided by the terms of such plans, including authorizing all awards made pursuant to such plans;

(j)

review, approve and recommend to the Board the adoption of any non-equity-based incentive compensation plan for employees of or consultants to the Company and any material modification of any such plan and review at least annually the awards made pursuant to such plans;

(k)	review, approve and recommend to the Board the adoption of any employee retirement plan, and other material employee benefit plan, and any material modification of any such plan;

(l)

review at least annually (a) the Company’s compensation policies and practices for executives, management employees and employees generally to assess whether such policies and practices could lead to excessive risk taking behavior and (b) the manner in which any risks arising out of the Company’s compensation policies and practices are monitored and mitigated and adjustments necessary to address changes in the Company’s risk profile;

(m)

with respect to any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation: (a) annually assess whether the work of any such compensation consultant (whether retained by the compensation committee or management) has raised any conflict of interest that is required to be disclosed in the Company’s annual report and proxy statement; and (b) review the engagement and the nature of any additional services provided by such compensation consultant to the Committee or to management, as well as all remuneration provided to such consultant;

(n)

review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and related disclosures required by SEC regulations and determine whether to recommend to the Board, as part of a report of the Committee to the Board, that the CD&A be included in the Company’s Annual Report on Form 10-K and any proxy statement, and oversee preparation of the compensation committee report required by the SEC rules for inclusion in the Company’s annual report and proxy statement; as part of this review, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“say-on-pay” vote) required by Section 14A of the Exchange Act and discuss with the Board how such consideration affected any executive compensation decisions and policies;

(o)	at least every six years or more frequently as appropriate, make a recommendation to the Board regarding the frequency with which the Company will conduct a say-on-pay vote;

(p)	annually review the form and amount of director compensation for service on the Board and its committees, and make recommendations thereon to the Board as appropriate;

(q)

oversee and monitor other compensation related policies and practices of the Company, including: (i) compliance by management with rules regarding equity-based compensation plans for employees and consultants pursuant to the terms of such plans, and the guidelines for issuance of awards as the Board or Committee may establish; and (ii) the Company’s recoupment policy and procedures;

(r)

oversee the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention;

(s)	oversee stockholder communications relating to executive compensation and review and make recommendations with respect to stockholder proposals related to compensation matters;

(t)

conduct an annual self-evaluation of the adequacy of this charter and the performance of the Committee, including its effectiveness and compliance with this charter, and recommend to the Board such amendments of this charter as the Committee deems appropriate;

(u)

report regularly to the Board on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities;

(v)

from and after the completion of the Company’s initial business combination, in consultation with the CEO, annually review succession planning and management development with the Board, including recommendations and evaluations of potential successors to fill these positions; and

(w)	undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

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